EXHIBIT (99.2)

ITEM 7 INFORMATION

The securities being reported on by The GOLDMAN SACHS GROUP, INC. (“GS Group”), as a parent holding company, are owned by GSMP 2006 ONSHORE US, LTD., GSMP 2006 OFFSHORE US, LTD. and GSMP 2006 INSTITUTIONAL US, LTD. (collectively, the “GS Investing Entities”), or are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO. (“Goldman Sachs”), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.  The general partner, managing general partner or other manager of each of the GS Investing Entities is an affiliate of GS Group.  Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group.  Goldman Sachs is the investment manager of certain of the GS Investing Entities.